Exhibit 99.1

Quest Resource Holding Corporation Announces Second Quarter 2014 Financial Results

Frisco, TX – August 14, 2014 – Quest Resource Holding Corporation (NASDAQ: QRHC), a leading provider of integrated sustainability and recycling solutions to businesses, today announced financial results for the second quarter of 2014.

Second Quarter 2014 Highlights:

•	Record second quarter 2014 revenues of $42.5 million;

•	Continued positive EBITDAS of $435,000 compared with ($1.2 million) for the second quarter of 2013;

•	Issued 1,192,500 shares to accredited investors for total proceeds of $2.4 million;

•	Listing of Quest’s stock on the NASDAQ Capital Market; and

•	Inclusion in the Russell 2000 and 3000 indexes.

“We continued our sales momentum in the second quarter of 2014. Through the organic growth of our existing clients and securing substantial new clients by our sales team, we have added more than 3,000 locations since the end of last year. Our revenue of $42.5 million is a record for our company, and our revenue run rate of $165 million and positive EBITDAS is a strong sign of the success we are seeing in the market. We continue to be encouraged by our future growth as we head into the back half of the year,” commented Brian Dick, President and CEO of Quest.

“Our business model and market strategy to position ourselves as the single-source partner of integrated recycling and sustainability solutions has not only enhanced our competitive position to serve top tier clients with the full spectrum of disposal requirements, but also served as an advantage against competitors without the scale and breadth of services we offer,” added Mr. Dick. “And with the integration of the Earth911 community and expected rollout of the marketplace in the fall of 2014, we are taking full advantage of our investment to turn this into a revenue generating property that will help us to further popularize our model.”

Second Quarter Financial Results:

For the three months ended June 30, 2014, revenues increased to $42.5 million compared with $400,000 for the comparable quarter of 2013. Gross profit increased to $3.5 million for the three months ended June 30, 2014 compared with $300,000 for the comparable quarter in 2013. Net loss decreased to $1.8 million from $2.3 million for the second quarter 2013. The loss per share on a basic and diluted basis was $(0.02) for the second quarter of 2014 compared with a loss per share of $(0.04) for the comparable quarter in 2013. Our 2014 second quarter fiscal results reflect 100% ownership of Quest Resource Management Group, LLC.

EBITDAS was approximately $435,000 for the second quarter compared with ($1.2 million) for the prior year quarter. We use the non-GAAP measurement of earnings before interest, taxes, depreciation, amortization, and stock-related non-cash charges (“EBITDAS”) to evaluate our performance. EBITDAS is a non-GAAP measure that we believe can be helpful in assessing our overall performance as an indicator of operating and earnings quality.

Six-Month Financial Results:

For the six months ended June 30, 2014, revenues increased to $80.7 million compared with $700,000 for the comparable period of 2013. Gross profit increased to $6.8 million for the six months ended June 30, 2014 compared with $600,000 for the comparable period in 2013. Net loss decreased to $3.3 million from $5.6 million for the six months ended June 30, 2013. The loss per share on a basic and diluted basis was $(0.03) for the six months ended June 30, 2014 compared with a loss per share of $(0.09) for the comparable period in 2013.

EBITDAS was approximately $936,000 for the six months ended June 30, 2014 compared with ($1.9 million) for the comparable period in 2013.

About Quest Resource Holding Corporation

Quest Resource Holding Corporation (“Quest”) provides effective programs for sustainability, recycling, and resource management. Through its subsidiaries, Quest Resource Management Group, LLC and Earth911, Inc., Quest designs programs, manages their execution, and delivers digital content and data to help consumers and businesses achieve a lower-waste lifestyle. Quest is dedicated to creating a more sustainable and profitable approach for its enterprise clients, and a multifaceted and inclusive medium for sustainability publishing. (NASDAQ: QRHC) (www.QRHC.com)

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which provides a “safe harbor” for such statements in certain circumstances. The forward-looking statements include statements or expectations regarding our belief that we continue to be encouraged by our future growth as we head into the back half of the year; our belief that our business model and market strategy to position ourselves as the single-source partner of integrated recycling and sustainability solutions has not only enhanced our competitive position to service top tier clients with the full spectrum of disposal requirements, but also served as an advantage against competitors without the scale and breadth of services we offer; our belief that with the integration of the Earth911 community and expected rollout of the marketplace in the fall of 2014, we are taking full advantage of our investment to turn this into a revenue generating property that will help us to further popularize our model; and our belief that EBITDAS is a non-GAAP measure that can be helpful in assessing our overall performance as an indicator of operating and earnings quality. These statements are based on our current expectations, estimates, projections, beliefs, and assumptions. Such statements involve significant risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors, including, but not limited to, competition in the environmental services industry, the impact of the current economic environment, and other factors discussed in greater detail in our filings with the Securities and Exchange Commission (SEC), including our Report on Form 10-K for the year ended December 31, 2013. You are cautioned not to place undue reliance on such statements and to consult our SEC filings for additional risks and uncertainties that may apply to our business and the ownership of our securities. Our forward-looking statements are presented as of the date made, and we disclaim any duty to update such statements unless required by law to do so.

Financial Table

Quest Resource Holding Corporation

RECONCILIATION OF NET INCOME TO EBITDAS

(Unaudited)

(In thousands)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2014	2013	2014	2013
Net loss	$(1,827)	$(2,309)	$(3,315)	$(5,607)
Interest expense	891	292	1,766	601
Income tax expense	—	—	—	—
Depreciation and amortization	953	15	1,905	30
Stock-based compensation expense	418	789	580	1,573
Other expenses	—	—	—	1,465

EBITDAS	$435	$(1,213)	$936	$(1,938)

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